                                  Exhibit No. 2
                                  -------------

                            JANEX INTERNATIONAL, INC.






===============================================================================
                          AGREEMENT AND PLAN OF MERGER
===============================================================================

                                FEBRUARY 14, 2001













                                 DAMERT COMPANY
                                 --------------

                                TABLE OF CONTENTS
                                                                    SECTION

                                    ARTICLE I

                                   THE MERGER

The Merger                                                            1.1
Effective Time                                                        1.2
Effect of the Merger                                                  1.3
Certificate of Incorporation; Bylaws                                  1.4
Directors and Officers                                                1.5
Consideration for the Merger, Conversion of Securities                1.6
Exchange of Securities and Payment of Merger Consideration            1.7
     No Further Ownership Rights in Stock of Merging Companies        1.7.1
     Delivery to a Public Official                                    1.7.2
Vote Required                                                         1.8
Appropriate Action; Consents; Filings                                 1.9
Shareholders' Agreement to Vote                                       1.10

                                   ARTICLE II

                              ADDITIONAL AGREEMENTS

Notification of Certain Matters                                       2.1
Access to Customer Files and Other Records                            2.2
Interim Events                                                        2.3
401(K) Plan                                                           2.4
Employment Agreements                                                 2.5
Indemnification of DaMert Obligations                                 2.6
Expenses and Costs of Merger                                          2.7
Public Announcements                                                  2.8

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             DAMERT AND SHAREHOLDERS

Due Incorporation                                                     3.1.1
Capitalization                                                        3.1.2
Subsidiaries                                                          3.1.3
Financial Information                                                 3.1.4
Taxes                                                                 3.1.5
Material Changes                                                      3.1.6
Title to Assets; Liens                                                3.1.7
Litigation                                                            3.1.8
Compliance with Laws                                                  3.1.9
Insurance                                                             3.1.10
Licenses                                                              3.1.11
Hazardous Materials                                                   3.1.12
Judgments Against DaMert and/or Business                              3.1.13
Assets                                                                3.1.14
Assets in Good Condition                                              3.1.15
Disclosure Materials                                                  3.1.16

Defaults                                                              3.1.17
Material Contracts                                                    3.1.18
Outstanding Liabilities                                               3.1.19
Inventory                                                             3.1.20
Receivables                                                           3.1.21
Employees                                                             3.1.22
No Conflicts                                                          3.1.23
Violations of Law                                                     3.1.24
Condition and Sufficiency of Assets                                   3.1.25
Bank Accounts                                                         3.1.26
Environmental Matters                                                 3.1.27
Intellectual Property                                                 3.1.28
Customers and Suppliers                                               3.1.29
Changes to DaMert's Documents                                         3.1.30
Stockholders Agreements and Other Agreements                          3.1.31
Certain Payments                                                      3.1.32
Filings Complete                                                      3.1.33
Products                                                              3.1.34
Patents                                                               3.1.35

                     REPRESENTATIONS AND WARRANTIES OF JANEX


Due Incorporation                                                     3.2.1
No Conflicts                                                          3.2.2

                            INDEMNIFICATION; SURVIVAL

Indemnification; Survival                                             3.3

                                   ARTICLE IV

                              CONDITIONS OF MERGER

Conditions to Obligation of Each Party to Effect the Merger           4.1
     Stockholder Approval                                             4.1.1
     No Order                                                         4.1.2
     No Challenge                                                     4.1.3
     Representations; Warranties and Covenants                        4.1.4
     Consents Obtained                                                4.1.5
     No Material Adverse Change                                       4.1.6
     Assignments                                                      4.1.7
     Maintenance of Assets                                            4.1.8
     Ordinary Course of Business                                      4.1.9
      Agreement with AMRESCO Financial, LLP                           4.1.10
      Employment Agreements                                           4.1.11

                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

Termination                                                           5.1
Effect of Termination                                                 5.2
Amendment                                                             5.3
Waiver                                                                5.4


                                   ARTICLE VI

                               GENERAL PROVISIONS

Tax Treatment                                                         6.1
Further Assurances                                                    6.2
Severability                                                          6.3
Entire Agreement                                                      6.4
Assignment                                                            6.5
Parties in Interest                                                   6.6
Successors                                                            6.7
Governing Law                                                         6.8
Modification                                                          6.9
Attorney's Fees                                                       6.10
Counterparts                                                          6.11
Notices                                                               6.12
Paragraph Titles and Headings                                         6.13
Brokerage, Finder's or Financial Advisor's Commissions                6.14
Miscellaneous                                                         6.15

List of Exhibits
----------------
AMRESCO Agreement                                                     1.6
Terms of Employment Agreements                                        2.5.1
Form for Employment Agreements (including Exhibits "A")               2.5
Disclosure Schedules                                                  3
     Disclosure Schedule of DaMert Company                            3-3.1
         DaMert Disclosure Regarding Employees                        3-3.1.22
         DaMert Disclosure Regarding Bank Accounts                    3-3.1.26
         DaMert Disclosure Regarding Patents                          3-3.1.28
         DaMert Disclosure Regarding Customers and Suppliers          3-3.1.29
Disclosure Schedule of Janex International, Inc.                      3
                                                                      None-No
                                                                      Exceptions

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of the 14th day of February, 2001, by and among Janex International, Inc., a Colorado corporation ("JANEX"), DaMert Company, a California corporation ("DAMERT"), DaMert Toys and Games, Inc., an Arizona corporation ("NEW DAMERT SUB") (collectively, the "MERGING COMPANIES"), and those Shareholders of DaMert identified on the signature pages of this Agreement (the "SHAREHOLDERS").

         Upon the terms and subject to the conditions of this Agreement, DaMert will merge with and into New DaMert Sub, with New DaMert Sub being the surviving corporation and a wholly owned subsidiary of Janex(the "MERGER"). The parties intend that said Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

         By executing this Agreement, each of the Merging Companies represent and warrant to the other Merging Companies that its board of directors has approved and adopted this Agreement and the transactions contemplated by it, and recommends approval and adoption of this Agreement by its stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and intending to be legally bound by this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Effective Time DaMert will merge with and into New DaMert Sub. As a result of the Merger, the separate corporate existence of DaMert will cease and New DaMert Sub will continue as the surviving corporation of this Merger.

         1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article IV below, the Merging Companies and Shareholders will cause the Merger to be consummated by filing articles of merger or other appropriate documents with the applicable government offices or agencies in such form as required by, and executed in accordance with the relevant provisions of, applicable law (11:59 p.m. on the date of effectiveness of the last such filing being the "EFFECTIVE TIME"). Immediately prior to the filings, the closing of the Merger (the "CLOSING") will be held on or before February 15, 2001 unless DaMert agrees in writing to extend such time, at the offices of Janex's attorney, at 9445 North 37th Street, Phoenix, Arizona, or elsewhere at a location selected by Janex.

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger will be as provided in the provisions of applicable law. Without limiting the generality of the foregoing, and subject to it, at the Effective Time, except as otherwise provided in this Agreement, all the property rights, privileges, powers and franchises of DaMert will vest in New DaMert Sub, and all debts, liabilities and duties of DaMert will become the debts, liabilities and duties of New DaMert Sub with New DaMert Sub expressly assuming all such debts. Further, at the Effective Time, Janex and New DaMert Sub shall and do hereby without limitation, indemnify, defend, and hold harmless DaMert and Shareholders and guarantors from any and all existing obligations of DaMert.

         1.4 CERTIFICATE OF INCORPORATION; BYLAWS. At and after the Effective Time, the Articles of Incorporation and the Bylaws of New DaMert Sub, as in effect immediately prior to the Effective Time, will continue to be the Articles of Incorporation and the Bylaws of the corporation surviving the Merger.

         1.5 DIRECTORS AND OFFICERS. At the Effective Time, Gail or Fred DaMert will be elected to the Board of Janex and shall serve until their successors are duly elected or appointed and qualified. During any period of time that either Fred and/or Gail DaMert serve on the Board of Janex or New DaMert Sub, they shall be provided, at no cost to them, with Directors and Officers insurance coverage in an amount satisfactory to them. The directors of New DaMert Sub shall be the same as the directors of Janex. Dan Lesnick shall be President and CEO of New DaMert Sub and both Fred and Gail DaMert shall have the title of Executive Vice President of New DaMert Sub.

         1.6 CONSIDERATION FOR THE MERGER, CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Merging Companies, each of the issued and outstanding shares of capital stock of DaMert will be converted into the right to receive 2,000,000 shares of common stock of Janex, including the shares to be issued to Lynne MacDonald. In addition:

                - Janex will either assume or satisfy DaMert's debt to AMRESCO in the principal amount of approximately $2.8 million and provide Fred and Gail DaMert with releases in accordance with the Agreement attached hereto as EXHIBIT 1.6. The obligations of the parties under this Agreement are conditional on Amresco signing the Exhibit 1.6 Agreement.

                 - The Merging Companies acknowledge that as of the Closing there will be an outstanding receivable due to DaMert from Kids R Us in the amount of $346,032. The Merging Companies agree that approximately $160,000 of said receivable shall be earmarked and used for the sole and exclusive purpose of satisfying Section 2.4 of the Exhibit 1.6 Agreement.

                 - New DaMert Sub shall issue a promissory note in favor of Fred
                   DaMert replacing the demand note currently on the books of DaMert. The note is payable to Fred DaMert in the principal amount of $128,849 (the "Replacement Note"). The Replacement Note shall be in the principal sum of $128,849 and shall be paid on the following terms and conditions. The Replacement Note will bear interest at 9% per annum, and interest will be payable monthly in the amount of $966.00. The principal amount of the note and any accrued but unpaid interest shall be due and payable June 1, 2001. The Replacement Note shall be guaranteed by Janex.

                 - Janex shall register the shares issued to DaMert Shareholders under the Securities Act within 150 days after the Closing

                 - DaMert Shareholders will not sell during any 3-month period more than the greater of (i) 1% of Janex's outstanding common stock, and (ii) 200% of the average weekly reported trading volume during the 4 weeks preceding the sale.

                 - Each Shareholder receiving Janex stock agrees, and will
                   confirm said agreement by executing and delivering at Closing one or more documents so confirming, in form and with content acceptable to Janex, that: (A) such shares will be "restricted securities" (within the meaning of Rule 144 under the Securities Act), issued pursuant to one or more exemptions to the registration requirements of the Securities Act; and (B) the party receiving the stock will execute such documents as are necessary and/or appropriate to insure compliance with applicable federal and state laws. Janex obtaining documentation as to the foregoing shall be a condition to the obligation of Janex to issue the shares.

Employment matters: Both Gail and Fred DaMert shall each be employed by New DaMert Sub immediately after the Closing at an annual salary of $120,000. The term of employment shall be four (4) years. At the Closing, Janex shall issue to Fred and Gail DaMert options to purchase an aggregate of 1,000,000 shares of Janex common stock at a per share price of $.01. The shares shall be registered on a Form S-8 Registration Statement on or before the date the options become exercisable. Such stock options will not be exercisable until Janex amends its charter to increase to 125,000,000 the number of authorized shares of Janex common stock. Janex shall amend its charter to so increase its authorized shares within 90 days of Closing. If during the 24 months following the Closing the quoted price for the common stock does not average $1.00 over a twenty day trading period, then Janex will pay the Fred and Gail DaMert (at their option in stock or cash) an amount equal to the difference between (i) $1,000,000 and (ii) the product of 1,000,000 and the highest 20 day average quoted price of the common stock during the 24 months following the Closing. Any amount paid in stock will be paid by issuance of stock options such that the difference between the exercise price and the average 20 day quoted price prior to the time of grant will be equal to the amount owing to Fred and Gail DaMert. Each employee shall execute and deliver at the Closing employment and non-competition agreements in the form called for in Section 2.5 below.

         As of the Effective Time, the outstanding securities of DaMert will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of DaMert will cease to have any rights with respect to those shares, except the right to receive the consideration, without interest, issuable for those shares upon the surrender of such certificate in accordance with Section 1.8 of this Agreement.

         No representation or warranty has been made by Janex, or any other person or entity, as to the value of the Janex stock to be issued pursuant to this Agreement, and the parties acquiring the stock pursuant to this Agreement take full risk and responsibility as to said value, other than as expressly provided in this Agreement.

         All Janex stock issued pursuant to this Agreement, including any stock issued pursuant to the Employment Agreements referred to herein, if any, shall be subject to all restrictions required by law, if any, to be placed on said stock. All such stock shall be eligible to participate, on the same terms and in the same proportions as granted to other shareholders of Janex, in any "piggyback" or other registration rights which may be made available, between the Closing and one year thereafter, to any shareholder of Janex.

         1.7 EXCHANGE OF SECURITIES AND PAYMENT OF MERGER CONSIDERATION. At the Closing, Janex shall deliver to the Shareholders the shares of common stock of Janex (issuable as the Merger consideration pursuant to Section 1.6), against surrender of the outstanding shares of DaMert.

         Upon surrender to Janex at Closing, the shares of DaMert for cancellation, the holder of such certificates will be entitled to, and actually shall, receive the portion of the Merger Consideration which such holder has the right to receive pursuant to Section 1.6 above, and the DaMert certificate so surrendered will be canceled. If a transfer of ownership of capital stock has not been registered in the transfer records of DaMert, then the portion of the Merger Consideration payable in respect of that capital stock may be issued to a transferee if the certificate representing that capital stock is presented to Janex, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         In the case of any lost, mislaid, stolen or destroyed certificate of DaMert, the holder may be required, as a condition precedent to the delivery to such holder of the portion of the Merger Consideration applicable thereto, to deliver to Janex an affidavit of loss and indemnity (or a bond in a reasonably sufficient amount) with reference to the circumstances of such loss or destruction as Janex may reasonably request.

         Until surrendered as contemplated by this Section 1.7, each certificate of DaMert will be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration as contemplated by Section 1.6.

         1.7.1 NO FURTHER OWNERSHIP RIGHTS IN STOCK OF MERGING COMPANIES. The payments and deliveries made under this Agreement upon surrender for exchange of equity securities of DaMert in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such equity securities of DaMert after the Closing Date. If, after the Closing Date, certificates of DaMert are presented to Janex or its transfer agent for any reason, such certificates will be canceled and exchanged as provided in this Agreement.

         Any portion of the Merger Consideration which remains undistributed to holders of DaMert certificates at the end of six months after the Closing Date will be delivered to Janex upon demand by Janex, and any holders of such certificates who have not complied with this Section 1.8 will then look only to Janex for payment of their claim for the corresponding portion of the Merger Consideration.

              1.7.2 DELIVERY TO A PUBLIC OFFICIAL. None of the parties to this Agreement will be liable to any holder of equity securities of the Merging Companies for any portion of the Merger Consideration otherwise due under this Agreement that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 VOTE REQUIRED. The Shareholders represent and warrant that they own all the issued and outstanding capital stock of DaMert and that no vote on the part of any other stockholder of DaMert is required to consummate the Merger.

         1.9 APPROPRIATE ACTION; CONSENTS; FILINGS. Each Merging Company and its Shareholders shall use all reasonable efforts to:

                        (i) take, or cause to be taken, all appropriate action,
                    and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement;

                        (ii) obtain all consents, licenses, permits, waivers,
                    approvals, authorizations or orders required under law (including, without limitation, all foreign and domestic federal, state and local governmental and regulatory rulings and approvals and from parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, including, without limitation, the Merger; and

                        (iii) make all necessary filings, and thereafter make
                    any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Act (if applicable), and (C) any other applicable law.

         The Merging Companies and the Shareholders will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents upon request to the non-filing parties and their advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection with such filings. Each Merging Company and its Shareholders will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, then the proper officers and directors of each party to this Agreement will use all reasonable efforts to take all such necessary action.

         1.10 SHAREHOLDERS' AGREEMENT TO VOTE. Each of the Shareholders hereby agrees to vote all of said Shareholder's shares of DaMert stock in favor of the Merger as set out in this Agreement.

                                   ARTICLE II

                              ADDITIONAL AGREEMENTS

         2.1 NOTIFICATION OF CERTAIN MATTERS. Each Merging Company and the Shareholders will give prompt notice to the other parties to this Agreement, of:

                        (i) the occurrence, or non-occurrence, of any event the
                   occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; and

                        (ii) the failure of DaMert to comply with or satisfy any
                   material covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         2.2 ACCESS TO CUSTOMER FILES AND OTHER RECORDS. For a period of seven years following the Closing, where there is a legitimate purpose not injurious to New DaMert Sub, or if there is an audit by any taxing authority, other governmental inquiry, or litigation or prospective litigation to which any Shareholder is or may become a party, the affected Shareholders will be granted access, at reasonable times and after reasonable notice, to all relevant customer files and other records transferred to New DaMert Sub pursuant to this Agreement.

         2.3 INTERIM EVENTS. DaMert shall not take any action prior to the Closing, other than in the ordinary course of its business, which would or might have a material adverse effect upon its financial condition, and no benefits will be paid or incurred to Shareholders, officers, or directors between the date hereof and the Closing other than as is consistent with past activities and practices or as disclosed on DaMert's Disclosure Schedule. DaMert will use its best efforts to preserve for Janex the present relationships of DaMert with its employees, customers and others having business relations with it. DaMert will not allow its trade payables to go unpaid, except in the ordinary course of its business.

         2.4 401(k) PLAN. Janex shall take all actions reasonably necessary after the Closing of the Merger to either: (i) roll over DaMert's 401(k) Plan or similar employee benefit plans, if any, into its 401(k) Plan; or (ii) continue DaMert's 401(k) Plan as a separate and distinct plan with no amendments or alterations adverse to the interests of the employees covered by such Plan.

         2.5 EMPLOYMENT AGREEMENTS. At the Closing, and subject to the consummation of the Merger, Janex shall execute and deliver Employment and Non Competition Agreements to each of Gail and Fred DaMert. Such Agreements will be in the form of EXHIBIT 2.5.

         2.6 INDEMNIFICATION OF DAMERT OBLIGATIONS. Janex shall, simultaneously with, and as a condition of, the Closing

            - Obtain releases of Fred DaMert and Gail Patton DaMert of their personal guaranties of the following DaMert Company obligations:
              (i) Loans from AMRESCO Financial I, L.P. with aggregate balances of approximately $2,800, 000, with the release to be as called for in the Agreement attached hereto as EXHIBIT 1.6; and (ii) All obligations under that certain real property lease dated 27 July, 1995 for the premises located at 1609 Fourth Street, Berkeley, California.

            - Assume or satisfy the debt obligation of DaMert to AMRESCO
              Financial I L.P. in the principal amount of approximately $2,800,000 as called for in EXHIBIT 1.6.

            - Assume payment of the loans owing by DaMert to Fred DaMert in the aggregate principal amount of $128,849 as called for above.

         Janex upon execution of the Agreement shall and hereby does without limitation, indemnify, defend, and hold harmless DaMert and its Shareholders and guarantors from any and all obligations, liabilities, losses, costs and expenses including reasonable attorney fees incurred by any of them in connection therewith of DaMert, its Shareholders and guarantors owing to AMRESCO Financial I L.P., its successors and assigns, and from all obligations under that certain real property lease dated July 27, 1995 for the premises located at 1609 Fourth Street, Berkeley, California, all of the foregoing limited however to the terms appearing in the Agreement attached hereto as EXHIBIT 1.6.

         2.7 EXPENSES AND COSTS OF MERGER. Each party shall bear its own costs and expenses assumed with the Merger.

         2.8 PUBLIC ANNOUNCEMENTS. Janex and DaMert shall consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger, except as required by law.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF DAMERT AND SHAREHOLDERS

         The following representations, warranties and indemnities are subject to any limitations and qualifications or other disclosures contained in the corresponding sections of the Disclosure Schedule of the Shareholders and DaMert, attached hereto as EXHIBITS 3. Each of the Shareholders and DaMert represent and warrant to Janex as follows.

              3.1.1 DUE INCORPORATION. DaMert is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. DaMert is duly licensed or qualified to do business and is in good standing in each state where required to be so licensed or qualified, except those states where the failure to be so licensed or qualified would not have a material adverse effect on its financial condition or operations or its business. DaMert has the corporate power and authority to own and operate its properties and carry on its business as now conducted.

         True, correct and complete copies of the corporate records of DaMert, and all minutes, resolutions and consents of DaMert, have been or will be delivered to Janex at Closing. The minute book(s) of DaMert correctly record all resolutions of the directors and Shareholders of DaMert, and its stock records correctly reflect the ownership of its stock.

              3.1.2 CAPITALIZATION. DaMert has authorized, issued and outstanding equity securities only as shown on Section 3.2 of its Disclosure Schedule. Other than as set forth in Section 3.1.2 of the Disclosure Schedule, there are no other rights, subscriptions, options, warrants, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from DaMert any shares of its capital stock, or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock. All issued shares of DaMert have been duly authorized, and the issued and outstanding shares of stock are fully paid, non-assessable, and were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations.

              3.1.3 SUBSIDIARIES. Except as set forth in Section 3.1.3 of its Disclosure Schedule, DaMert does not own, nor does it have any agreement, whether written or oral, regarding rights or contracts to acquire any equity securities or other securities of any company, or any direct or indirect equity or ownership interest in any other entity.

              3.1.4 FINANCIAL INFORMATION. DaMert has furnished Janex with true, correct and complete copies of the its financial statements and other books and records. DaMert's financial statements were prepared in accordance with its books and records and in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition of DaMert as of their respective dates and the results of operations and changes in financial positions for the periods then ended. The financial statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business, except as expressly specified therein.

              3.1.5 TAXES. Except as may be disclosed in Section 3.1.5 of DaMert's Disclosure Schedule, all federal and state income, excise, franchise, payroll, property, sales, and other tax returns required to be filed by or with respect to DaMert (except returns not yet due) including returns of the Shareholders in the case of any Merging Company that is or was qualified as an S corporation (for the period of such qualification) have been filed, are complete and accurately reflect in all material respects all matters therein required to be reflected, and all taxes shown on such returns to be due, and any assessments received by DaMert or its Shareholders with respect thereto, have been paid in full.

              3.1.6 MATERIAL CHANGES. Except as may be disclosed in Section
3.1.6 of DaMert's Disclosure Schedule, from the date of the most recent financial statements provided Janex, and through the date hereof, the business of DaMert has been conducted only in the ordinary course, there have not been any material adverse changes in the financial condition and operations of said business, and there has been no damage, destruction or other occurrence (whether or not insured against) to tangible property which materially adversely affects the financial condition or operations of said business.

              3.1.7 TITLE TO ASSETS; LIENS. DaMert owns all assets it purports to own, including all assets reflected in its financial statements. Except as may be set forth in Section 3.1.7 of its Disclosure Schedule, all assets of DaMert are free and clear of all restrictions, claims, liens, encumbrances or rights of others, other than those imposed under its Articles or Certificate of Incorporation or Bylaws, and other than as set forth in its financial statements, and other than for debts incurred or amended in the ordinary course of business, since the date of the most recent financial statements provided by DaMert. The stock of the Merging Companies owned by the Shareholders is free and clear of any and all liens, claims or encumbrances, except for pledges of stock securing only the debts of the Merging Companies.

              3.1.8 LITIGATION. Except as disclosed in Section 3.1.8 of DaMert's Disclosure Schedule, there is no litigation, proceeding, or investigation pending against DaMert and no reasonable grounds to believe there is any basis for the commencement of any litigation, proceeding or investigation against it.

              3.1.9 COMPLIANCE WITH LAWS. DaMert is in substantial compliance with all laws applicable to it or its business including, without limitation, laws prohibiting discrimination or harassment, regulating working conditions or governing employment relations and employee benefits. DaMert is not aware of any investigation or allegations of any person with respect to any alleged violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, relating to DaMert or its business, except as may be set forth in Section 3.1.9 of its Disclosure Schedule.

              3.1.10 INSURANCE. DaMert carries commercially reasonable insurance against personal injury, product liability, and property damage to third persons and in respect of its products and services, and other insurance, including any and all workman's compensation insurance required by law. DaMert has not received any notice that DaMert is in default with respect to any provision contained in any insurance policy, and DaMert is not aware of any such default. DaMert has made copies of all of its insurance policies available to Janex.

              3.1.11 LICENSES. DaMert has all licenses and permits necessary and/or appropriate to operate its business in the manner in which the business is currently operated.

              3.1.12 HAZARDOUS MATERIALS. DaMert has never dealt in any manner with any hazardous or toxic materials or waste.

              3.1.13 JUDGMENTS AGAINST DAMERT AND/OR ITS BUSINESS. DaMert is not under any governmental investigation, no such investigation has been threatened, and there are no outstanding judgments against DaMert, its business or its assets.

              3.1.14 ASSETS. All material assets used by DaMert in the operation of its business are reflected in the financial statements of DaMert that have been provided to Janex.

              3.1.15 ASSETS IN GOOD CONDITION. Except as may be stated in
Section 3.1.15 of DaMert's Disclosure Schedule, each material asset of DaMert which is a tangible asset is in good working order and condition, reasonable wear and tear excepted.

              3.1.16 DISCLOSURE MATERIALS. All of the information disclosed by DaMert and the Shareholders to any of the other parties to this Agreement, as a whole, does not contain any statement that, as of the date hereof, is false or misleading, and does not omit to state any material fact (i) necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading, or (ii) necessary to provide the other parties to this Agreement with complete and accurate information as to the assets and financial condition of the business of DaMert.

              3.1.17 DEFAULTS. Except as may be described in Section 3.1.17 of DaMert's Disclosure Schedule, there are no defaults or events that, with the giving of notice or the passage of time, would constitute defaults under any material document under which DaMert is obligated.

              3.1.18 MATERIAL CONTRACTS. Except as disclosed in Section 3.1.18 of its Disclosure Schedule, DaMert is not a party to or bound by any agreement not made in the ordinary course of its business which is material to its financial condition or operations.

              3.1.19 OUTSTANDING LIABILITIES. There are no liabilities of DaMert other than as are shown on its most recent balance sheet provided to Janex, and other than (i) matters disclosed in Section 3.1.19 of its Disclosure Schedule, and (ii) liabilities arising after the balance sheet date in the normal course of business out of purchases and sale of goods. There are no liabilities relating to DaMert's business which are more than ninety (90) days past due, except as otherwise stated in Section 3.1.19 of its Disclosure Schedule.

              3.1.20 INVENTORY. Except as disclosed in Section 3.1.20 of its Disclosure Schedule, DaMert's inventory is useable and in good condition, with not more than 3% thereof (plus any inventory reserve set up on the financial statements of DaMert) being obsolete, and all of the inventory is owned by DaMert, none of it being held on consignment.

              3.1.21 RECEIVABLES. All DaMert's accounts receivable arose in the regular course of business, and DaMert's represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are collectable, subject to DaMert's customary bad debt reserves, and subject to no defenses or counterclaims.

              3.1.22 EMPLOYEES. All DaMert's employee benefits are described in
Section 3.1.22 of its Disclosure Schedule. Except as may be described in Section
3.22 of DaMert's Disclosure Schedule, DaMert is in compliance with all terms of all of its employee benefit plans.

         Prior to the Closing, DaMert will provide Janex a complete and accurate list of the following information for each employee, including each employee on leave of absence or layoff status: name, job title, current compensation, vacation and sick pay accrued, and services credited for purposes of vesting and eligibility to participate in any of DaMert's employee benefit plans.

         Except as may be disclosed in Section 3.1.22 of DaMert's Disclosure Schedule, and except as described in Section 2.5 above, all employment agreements, consulting agreements and related types of agreements between DaMert and its Shareholders shall automatically terminate as of the Closing, without compensation being due for services rendered thereunder after the Closing.

              3.1.23 NO CONFLICTS. To the best of DaMert's knowledge, neither the execution, delivery nor performance of this Agreement nor the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated herein or therein:

                        (i) Will violate or conflict with any applicable
                   material, federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court;

                        (ii) Will require any authorization, consent, approval,
                   exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law); DaMert is not required to give any notice or to obtain any consent from any person or entity which is party to a material contract or agreement with DaMert or from any governmental agency in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than the approval of the Board of Directors and stockholders of DaMert pursuant to the applicable law, as required by applicable federal and state securities laws and as set forth in Section 3.23 of its Disclosure Schedule;

                        (iii) Will violate or conflict with, or constitute a
                   default (or event which, with notice or lapse of time, or both, would constitute a default) under, and will not result in the termination of, or accelerate the performance required by, or result in the creation of any lien, claim or encumbrance upon any of DaMert's assets under its Articles or Certificate of Incorporation or Bylaws, or any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which DaMert is a party or by which DaMert or any of its assets may be bound or affected, other than those material contracts and agreements which require the consent of the other party thereto as set forth in Section 3.23 of its Disclosure Schedule; and

                        (iv) Will give any governmental body the right to
                   revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by DaMert or that otherwise relates to its business, except with respect to immaterial circumstances.

              3.1.24 VIOLATIONS OF LAW.

                   (a) None of the present or past operations of DaMert's business, violate or conflict, in any material respect, with any permits, any law (including environmental laws, other than as set forth in Section 3.1.24 of its Disclosure Schedule), governmental specification, authorization, or requirement, or any decree, judgment, order or similar restriction. DaMert is not the subject of an inspection or inquiry regarding violations or alleged violations of any law by any state, federal or local agency.

                   (b) There are no pending administrative or judicial proceedings, threatened proceedings, orders, notice of violations, inspection reports, and similar occurrences, if any, relating to the conduct of DaMert's business or assets.

                   (c) DaMert has not been the subject of an Occupational and Safety Health Administration inspection or found by any agency to be in violation of any state or federal occupational safety or health law in the conduct of its business.


              3.1.25 CONDITION AND SUFFICIENCY OF ASSETS. Except as may be stated in Section 3.1.25 of DaMert's Disclosure Schedule, all material assets of DaMert are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature. The assets used in DaMert's business are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

              3.1.26 BANK ACCOUNTS. DaMert has disclosed, or will disclose prior to the Closing, to Janex the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which DaMert maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all individuals authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

              3.1.27 ENVIRONMENTAL MATTERS. For purposes of this Section:

                        (i) "Environmental Law" means all federal, state, local,
                   foreign, and other applicable jurisdiction laws relating to the environment or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials;

                        (ii) "Environmental Release" means any release, spill,
                   emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property;

                        (iii) "Hazardous Materials" means: (A) any waste,
                   hazardous waste, pollutant, contaminant, or hazardous or toxic substance regulated by law; (B) asbestos; (C) formaldehyde; (D) polychlorinated biphenyls; (E) radioactive materials; (F) waste oil and other petroleum products; and
                   (G) any other substance which constitutes a nuisance or hazard to the environment or the public health, safety, or welfare.

              3.1.27.1 Other than as set forth in Section 3.1.27 of its Disclosure Schedule, DaMert is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. DaMert has no basis to expect, nor has DaMert or any other person for whose conduct DaMert is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of DaMert's properties or assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any of DaMert's properties or assets (whether real, personal, or mixed) in which DaMert has had an interest, or with respect to any of DaMert's properties at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by DaMert, or (to the knowledge of DaMert or its Shareholders) any other person for whose conduct DaMert is or may be held responsible, or from which Hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

              3.1.27.2 DaMert has delivered to Janex complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by DaMert pertaining to Hazardous Materials or hazardous activities in, on, or under DaMert's properties or concerning compliance by DaMert or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

              3.1.28 INTELLECTUAL PROPERTY.

                   (a) DaMert has provided Janex with a true correct and complete list of (i) all patents held by DaMert and all re-examinations, re-issues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by DaMert, including for each such patent the serial or patent number, country, filing and expiration date and title, (ii) all registered trademarks of DaMert and pending trademark registrations by DaMert, including for each such trademark, the registration number, country, filing and expiration date, mark and class, (iii) all registered copyrights of DaMert and copyright applications by DaMert, including the service marks, trade names and brand names of DaMert, used in its business (whether or not registered) (all of the foregoing collectively referred to as the "Intellectual Property"). All such patents, trademarks and copyrights are properly registered, any applications therefore have been properly made, and all annuity, maintenance, renewal and other fees in connection with any of the foregoing are current.

                   (b) DaMert has provided Janex with a list of all material licenses, contracts, commitments (including without limitation, confidentiality agreements) to which DaMert is a party or otherwise subject relating to the Intellectual Property, including, without limitation, computer software (except for standard licensing agreements or provisions from the seller or licensor of such software). During the preceding three (3) fiscal years and the current fiscal year to date, no claim or allegation of infringement has been made by or against DaMert, whether relating to any item of Intellectual Property or otherwise, no claim or allegation of misappropriation or misuse of any item of Intellectual Property has been made by or against DaMert, and no claim or allegation has been asserted against DaMert with respect to the ownership or use of any of the Intellectual Property by DaMert or challenging or questioning the validity or effectiveness of any such license, contract or commitment, and there does not exist any valid basis for any such claim or allegation.

                   (c) DaMert has good and valid title to, or otherwise possesses rights to use, the Intellectual Property.

              3.1.29 CUSTOMERS AND SUPPLIERS. DaMert has provided Janex with a list of its five (5) largest customers in terms of dollar volume of sales for the three (3) preceding fiscal years and for the current fiscal year, showing the approximate total dollar amount of sales to each such customer during each such fiscal year. DaMert has provided Janex with a list of the five (5) largest suppliers in terms of dollar volume of purchases for the last fiscal year and for the current fiscal year showing the approximate total dollar amount of purchases from each supplier during each such fiscal year. Except as may be disclosed in Section 3.1.29 of its Disclosure Schedule, since January 1, 1997, DaMert has not received any notice from and has not otherwise been informed or made aware that any such five (5) largest customers or five (5) largest suppliers will be terminating or curtailing its business with DaMert in a manner that would have a material adverse effect on DaMert.

              3.1.30 CHANGES TO DAMERT'S DOCUMENTS. Except as may be described in Section 3.1.30 of its Disclosure Schedule, none of the following has occurred within the last twelve months prior to the date of this Agreement with respect to DaMert: (i) any change in the Articles or Certificate of Incorporation or Bylaws; (ii) any change in the number of shares of stock issued and outstanding, other than upon exercise of stock options; (iii) the merger or consolidation of DaMert with or into any other corporation or other entity: (iv) declaration or payment by DaMert of any dividend or any repurchase by it of any shares of its stock; or (v) except in the ordinary course of business and consistent with its past practice, any increase in the compensation payable by DaMert to any Shareholder, director, officer, employee or agent, or payment of any bonus, severance payment or other compensation to any Shareholder, director, officer, employee or agent, or the entering into of any agreement of any type which is not terminable by DaMert on no more than 30 days notice.

              3.1.31 STOCKHOLDERS AGREEMENTS AND OTHER AGREEMENTS. There are no stockholder agreements or similar arrangements restricting voting rights or the transferability of any interest in the capital stock of DaMert or otherwise relating to DaMert. Furthermore, there are no employment agreements, consulting agreements or similar type agreements relating to DaMert which are not terminable by it on not more than 90 days notice.

              3.1.32 CERTAIN PAYMENTS. Neither DaMert nor any of its Shareholders, directors, officers, agents or employees, nor any other person associated with or acting for or on behalf of DaMert, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of DaMert, or (iv) in violation of any law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of DaMert.

              3.1.33 FILINGS COMPLETE. DaMert will cooperate with the other parties with respect to all filings that any of the Merging Companies make in connection with the Merger and all matters connected therewith.

              3.1.34 PRODUCTS. Except as disclosed in Schedule 3.1.34 of its Disclosure Schedule, the products offered currently or in the past by DaMert for sale meet all material product and/or process specifications which they purport or are required to meet, and satisfy in all material respects all applicable laws where the products are currently being sold or have been sold within the last five years, except where DaMert has chosen not to sell products because the products would violate a law of that place.

              3.1.35 PATENTS. All DaMert's patents and patent applications or licenses are described in Section 3.1.35 of the Disclosure Schedule.

                     REPRESENTATIONS AND WARRANTIES OF JANEX

         The following representations, warranties and indemnities are subject to any limitations and qualifications or other disclosures contained in the corresponding sections of the Disclosure Schedule of Janex, attached hereto as EXHIBITS 3. Janex represents and warrants to the Shareholders as follows.

              3.2.1 DUE INCORPORATION. Janex is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Janex is duly licensed or qualified to do business and is in good standing in each state where required to be so licensed or qualified, except those states where the failure to be so licensed or qualified would not have a material adverse effect on its financial condition or operations or its business. Janex has the corporate power and authority to own and operate its properties and carry on its business as now conducted.

              3.2.2 NO CONFLICTS. Neither the execution, delivery nor performance of this Agreement nor the other documents and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated herein or therein:

                        (i) Will violate or conflict with any applicable
                   material, federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court;

                        (ii) Will require any authorization, consent, approval,
                   exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law); Janex is not required to give any notice or to obtain any consent from any person or entity which is party to a material contract or agreement with Janex or from any governmental agency in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than the approval of the Board of Directors of Janex pursuant to applicable law, as required by applicable federal and state securities laws and as set forth in Section 3.23 of its Disclosure Schedule;

                        (iii) Will violate or conflict with, or constitute a
                   default (or event which, with notice or lapse of time, or both, would constitute a default) under, and will not result in the termination of, or accelerate the performance required by, or result in the creation of any lien, claim or encumbrance upon any of Janex's assets under its Articles or Certificate of Incorporation or Bylaws, or any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Janex is a party or by which Janex or any of its assets may be bound or affected, other than those material contracts and agreements which require the consent of the other party thereto as set forth in Section 3.23 of its Disclosure Schedule; and

                        (iv) Will give any governmental body the right to
                   revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by Janex or that otherwise relates to its business, except with respect to immaterial circumstances.

                            INDEMNIFICATION; SURVIVAL

         3.3 DaMert and the Shareholders, jointly and severally, hereby agree to indemnify Janex and new DaMert Sub and their respective officers, directors and controlling persons and defend and hold them free and harmless from and against any liability, obligation, loss, cost and expense, including attorney's fees, incurred by them in connection with any breach by DaMert or the Shareholders of any of their representations, warranties or covenants, contained in this Agreement.

         Janex hereby agrees to indemnify the Shareholders and defend and hold them free and harmless from and against any liability, obligation, loss, cost and expense, including attorney's fees, incurred by them in connection with any breach by Janex of any of its representations, warranties or covenants, contained in this Agreement.

         The representations and warranties in this Section, and elsewhere in this Agreement, and all indemnification provisions in this Agreement, will survive the Closing for a period of 18 months thereafter, after which they will expire except as to any claims asserted on or before that date. The rights of each of the other parties to this Agreement based upon the representations and warranties will not be affected by any investigation conducted with respect thereto, or any knowledge acquired, or capable of being acquired, at any time, whether before or after the execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty.

         Disclosures, representations and warranties made anywhere in this Agreement or its Exhibits shall be deemed to be disclosures, representations and warranties for all purposes of this Agreement. Nothing contained in this section
3.3 shall in anyway affect or diminish the indemnification rights provided in any other section of this agreement, including, but not limited to, those contained in sections 1.3 and 2.6.

                                   ARTICLE iV

                              CONDITIONS OF MERGER

         4.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions, provided that the failure of Conditions 4.1.4 through 4.1.10 hereof with respect to any particular Merging Company and its Shareholders will not act as a condition to the obligations of that Merging Company, or its Shareholders.

              4.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger to which the Merging Company is a party will have been approved and adopted by the requisite vote of the stockholders and directors of each Merging Company. Each party will provide the other party with evidence reasonably satisfactory to such other party as to the taking of all corporate actions necessary to effectuate the transactions contemplated hereby.

              4.1.2 NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which in effect restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

              4.1.3 NO CHALLENGE. There will not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person: (i) challenging or seeking material damages in connection with the Merger or the conversion of any Merging Company's equity securities into Janex's stock, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Janex or its subsidiaries of all or any portion of the business or assets of DaMert, which in either case is reasonably likely to have a material adverse effect on any party to this Agreement.

              4.1.4 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of each Merging Company and the Shareholders contained in this Agreement will be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though made on and as of the Effective Time. Each Merging Company and the Shareholders will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Effective Time. Each Merging Company and the Shareholders will have delivered to Janex and to the other parties to this Agreement at the Closing a certificate, dated the Effective Time, to the foregoing effect.

              4.1.5 CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by any Merging Company or its Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby will have been obtained and made.

              4.1.6 NO MATERIAL ADVERSE CHANGE. The operations, assets and financial condition of DaMert have not suffered a material adverse change between the date of this Agreement and the date of Closing.

              4.1.7 ASSIGNMENTS. The assignment of all material permits, licenses and contracts, required to be assigned and necessary to continue the operations of its business will have been made by each Merging Company.

              4.1.8 MAINTENANCE OF ASSETS. DaMert will have maintained its assets in the same condition as of the date of this Agreement (subject only to ordinary wear and tear).

              4.1.9 ORDINARY COURSE OF BUSINESS. DaMert will have conducted its business diligently and substantially in the same manner as prior to the execution of this Agreement and will not have entered into any material contract, commitment or transaction not in the usual and ordinary course or business.

              4.1.10 AGREEMENT WITH AMRESCO FINANCIAL, LLP. Janex shall have entered into an agreement with AMRESCO Financial, LLP ("Amresco") concerning the restructuring of Amresco's loan to DaMert, such agreement to be in form and substance satisfactory to Janex.

              4.1.11 EMPLOYMENT AGREEMENTS. Janex shall have executed and delivered to Fred DaMert and Gail Patton DaMert at the Closing, Employment Agreements as described in Exhibits 2.5.1 and 2.5.



                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

         5.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Merger by the stockholders of any Merging Company, by mutual written consent of each Merging Company. In addition if the Closing has not occurred by February 15, 2001, time being of the essence, by reason of failure of either party to meet the conditions specified in Article IV above, then this Agreement may be terminated by any Merging Company, at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of any Merging Company.

         5.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement will forthwith become void and all rights and obligations of any party hereto will cease.

         5.3 AMENDMENT. This Agreement may be amended by the Merging Companies and the Shareholders any time prior to the Effective Time by mutual agreement of the parties; provided, however, that, after approval of the Merger by the stockholders of any Merging Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of that Merging Company will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all parties hereto.

         5.4 WAIVER. At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other duties of the other parties hereto, and (ii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 TAX TREATMENT. The transactions contemplated hereby are intended to qualify as tax-free reorganizations under the provisions of Section 368 of the Code. Each Merging Company and the Shareholders acknowledge, however, that they have each been represented by their own tax advisors in connection with this transaction, that no Merging Company has made any representation or warranty to any other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations or interpretations. Each party agrees to use commercially reasonable efforts to obtain tax-free treatment of the Merger to the extent such treatment is available under applicable tax laws.

         6.2 FURTHER ASSURANCES. From time to time, at any other party's request and without further consideration, each party will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         6.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         6.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them with respect to the subject matter hereof, and, except as otherwise expressly provided herein, it is not intended to confer upon any other person any rights or remedies hereunder.

         6.5 ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise.

         6.6 PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         6.7 SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         6.8 GOVERNING LAW. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of laws rules thereof. The United States District courts or courts of the State of California will have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation arising from the interpretation or enforcement of this Agreement will be only in either Alameda County Superior Court or in the United States District Court for the Northern District of California , and shall be only in the United States District Court for the Northern District of California if such venue is available. Solely for this purpose each party to this Agreement (and each person who will become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts.

         6.9 MODIFICATION. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

         6.10 ATTORNEY'S FEES. Should any party to this Agreement or the stockholders of any Merging Company institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement, or of any provision hereof, or for a declaration of rights hereunder, then the prevailing party(s) of such action or proceeding will be entitled to receive from the other involved party or parties all costs and expenses, including reasonable attorneys' fees and expert witness fees incurred by the prevailing party(s) in connection with such action or proceeding.

         6.11 COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties will constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures will for all purposes be binding upon the parties as if the same were original signatures.

         6.12 NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") will be in writing and will be delivered in person or mailed by certified mail, return receipt requested, in the United States Mail, postage pre-paid, addressed as specified below or at such other address as a person may from time to time designate by Notice hereunder. Notice will be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing or if faxed, upon receipt of fax confirmation, or if sent by recognized overnight courier, on the next business day.

            If to Janex or New DaMert Sub:      Janex International, Inc.
                                                6400 North 48th Street
                                                Paradise Valley, Arizona 85253
                                                Attn: Vincent W. Goett

            Copy to:                            Brown, Rudnick, Freed & Gesmer
                                                One Financial Center
                                                Boston MA 02111
                                                Attn: John Nossiff
                                                617-856-8201 (fax)

            If to DaMert:                       The DaMert Company
                                                1609 Fourth Street
                                                Berkeley CA 94710
                                                Attn:  Gail DaMert
                                                510-524-4466 (fax)

            Copy to:                            Kornfield, Paul, & Nyberg, P.C.
                                                1999 Harrison Street, Suite 800
                                                Oakland CA 94612
                                                Attn:  Eric A.Nyberg
                                                510-273-8669 (fax)


         6.13 PARAGRAPH TITLES AND HEADINGS. The titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and will not affect the construction of any provision of this Agreement.

         6.14 BROKERAGE, FINDER'S OR FINANCIAL ADVISOR'S COMMISSIONS. The parties each represent and warrant that all negotiations relevant to this Agreement have been carried out by them directly, without the intervention of any person. Any brokerage, finder's or financial advisor's fee that should arise from this transaction will be paid by the party who contracted with such person. That party will indemnify and hold harmless the other party against and in respect to any claim for such fee relative to this Agreement, or to the transaction contemplated hereby.

         6.15 MISCELLANEOUS. The parties agree that each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement or any amendments or exhibits hereto. No waiver of any provision of this Agreement will be effective unless made in writing. The parties do not intend to confer any benefit upon any person, firm, or corporation other than the parties hereto. No representation or warranty herein may be relied upon by any person not a party to this Agreement. This Agreement supercedes in its entirety any previously signed similar agreement.

         IN WITNESS WHEREOF, each of the Merging Companies have caused this Agreement to be executed as of the date first written above by their respective officers there unto duly authorized, and each of the Shareholders have executed this Agreement on their own behalf.


                  JANEX:          Janex International, Inc. a Colorado
                                   corporation


                                    By       /s/ Daniel Lesnick
                                             ------------------------------
                                             Daniel Lesnick, President


                  DAMERT:          DaMert Company, a California corporation


                                   By       /s/ Frederick A. DaMert
                                            ------------------------------
                                            Frederick A. DaMert, President


                  SHAREHOLDERS:

                                            /s/ Frederick A. DaMert
                                            ------------------------------
                                            Frederick A. DaMert, Trustee of the
                                            DaMert Trust, UTD September 28 1998


                                            /s/ Gail Patton DaMert
                                            ------------------------------
                                            Gail Patton DaMert, Trustee of the
                                            DaMert Trust, UTD September 28 1998


                  NEW DAMERT SUB:           DaMert Toys and Games, Inc., an
                                            Arizona corporation


                                   By       /s/ Daniel Lesnick
                                            ------------------------------
                                            Daniel Lesnick, President

                         OMITTED EXHIBITS AND SCHEDULES

         (Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-B. The Registrant agrees, however, to furnish supplementary a copy of such omitted items to the Commission upon request.)


List of Exhibits
----------------
AMRESCO Agreement                                                1.6
Terms of Employment Agreements                                   2.5.1
Form for Employment Agreements (including Exhibits "A")          2.5
Disclosure Schedules                                             3
     Disclosure Schedule of DaMert Company                       3-3.1
         DaMert Disclosure Regarding Employees                   3-3.1.22
         DaMert Disclosure Regarding Bank Accounts               3-3.1.26
         DaMert Disclosure Regarding Patents                     3-3.1.28
         DaMert Disclosure Regarding Customers and Suppliers     3-3.1.29
Disclosure Schedule of Janex International, Inc.                 3
                                                                 None-No
                                                                 Exceptions